THOMPSON  ATLANTA  BRUSSELS   CINCINNATI   CLEVELAND   COLUMBUS    DAYTON  NEW YORK  WASHINGTON, D.C.

HINE

March 9, 2007

XTF Advisors Trust

2 Rector Street

3rd Floor

New York, NY  10006

Re: XTF Advisors Trust, File Nos. 333-138261 and 811-21971

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-138261 and 811-21971 (the “Registration Statement”), of XTF Advisors Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of the ETF 2010 Portfolio, ETF 2015 Portfolio, ETF 2020 Portfolio, ETF 2025 Portfolio, ETF 2030 Portfolio, ETF 2040+ Portfolio, ETF 20 Portfolio, ETF 40 Portfolio, ETF 50 Portfolio, ETF 60 Portfolio, ETF 70 Portfolio, ETF 80 Portfolio, ETF 100 Portoflio, XTF Moderate Conservative Portfolio, XTF Moderate Portfolio and XTF Moderate Aggressive  Portfolio, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Portfolios, will be legally issued, fully paid and non-assessable.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

DSM/JMS